Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in the Form 10-K for the year ended December 31, 2018 of our report dated March 16, 2018, relating to the consolidated balance sheet of Pulse Biosciences, Inc. as of December 31, 2017, and the related consolidated statements of operations and comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2017, and stockholders’ equity for the year ended December 31, 2017, and the related notes, which is included in the Form 10-K for the year ended December 31, 2018.

/s/ Gumbiner Savett Inc.

March 14, 2019

Santa Monica, California